UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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OXYSURE THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

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OXYSURE THERAPEUTICS, INC.

10880 John W. Elliott Drive, Suite 600

Frisco, TX 75033

(972) 294-6450

February 26, 2016

To the Stockholders of OxySure Therapeutics, Inc.:

A Special Meeting of Stockholders of OxySure Therapeutics, Inc. will be held on April [ ], 2016, at [   ] local time at the principal executive offices of OxySure Therapeutics, Inc., located at 10880 John W. Elliott Drive, Suite 600, Frisco, TX 75033.

Details of the business to be conducted at the Special Meeting are provided in the enclosed Notice of Special Meeting of Stockholders and the Proxy Statement, which you are urged to read carefully.

On behalf of the Board of Directors, I cordially invite all stockholders to attend the Special Meeting. It is important that your shares be voted on the matters scheduled to come before the Special Meeting. Whether or not you plan to attend the Special Meeting, I urge you to vote your shares. For your convenience, we are providing four ways in which you may vote your shares: (1) by Internet, at https://www.iproxydirect.com/OXYS and using the control number located on your proxy card; (2) by touch-tone telephone, by dialing the toll-free telephone number located on the proxy card and following the instructions; (3) by facsimile, by completing the reverse portion of the proxy card and faxing to the number provided on the proxy card; or (4) by mail, by returning your executed proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish. Even if you do not attend the Special Meeting, you may revoke such proxy at any time prior to the Special Meeting by executing another proxy bearing a later date or providing written notice of such revocation to the Corporate Secretary of the Company.

OXYSURE THERAPEUTICS, INC.

/s/ Julian T. Ross
Name:	Julian T. Ross
Title:	Chairman, Chief Executive Officer, President and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on April [   ], 2016: In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials, including the proxy statement and a form of proxy relating to the Special Meeting, over the Internet. All stockholders of record and beneficial owners will have the ability to access the proxy materials at https://www.iproxydirect.com/OXYS. These proxy materials are available free of charge.

OXYSURE THERAPEUTICS, INC.

10880 John W. Elliott Drive, Suite 600

Frisco, TX 75033

(972) 294-6450

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A special meeting (the “Meeting”) of the stockholders of OxySure Therapeutics, Inc. (the “Company,” “we,” “us” or “our”), a Delaware corporation, will be held on April [  ], 2016 at [  ] local time at the Company’s principal executive offices, located at 10880 John W. Elliott Drive, Suite 600, Frisco, TX 75033, for the following purpose:

To authorize one or more amendments to the Company’s Articles of Incorporation to effect one or more reverse stock splits of our common stock, par value $0.0004, at specific ratios, the cumulative ratio to be within a range of 1-for-2 and 1-for-100 shares, to be determined by our Board of Directors in its sole discretion and effected, if at all, no later than September 14, 2016.

Stockholders of record as of the close of business on February 19, 2016 are entitled to notice of and to vote at the Meeting or any adjournments thereof. Your attention is called to the Proxy Statement on the following pages. Please review it carefully. We hope you will attend the Meeting.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE TO ASSURE YOUR REPRESENTATION AT THE MEETING. YOU ALSO MAY SUBMIT YOUR PROXY BY FAX OR BY CALLING THE TOLL-FREE NUMBER SHOWN ON YOUR PROXY CARD OR BY VISITING THE INTERNET WEBSITE ADDRESS SHOWN ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. PLEASE HAVE YOUR SHARES VOTED:

By Internet. Visit https://www.iproxydirect.com/OXYS and enter the control number located on your proxy card.

By Touch-Tone Telephone. Dial the toll-free number found on your proxy card and follow the simple instructions.

By Facsimile. Complete the reverse portion of the proxy card and fax to the number found on your proxy card.

By Mail. Simply return your executed proxy in the enclosed postage paid envelope.

THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

For more instructions, please see the Questions and Answers beginning on page 1 of this Proxy Statement and the instructions on the attached proxy card.

By Order of the Board of Directors,

/s/ Julian T. Ross
Name:	Julian T. Ross
Title:	Chairman, Chief Executive Officer, President and Chief Financial Officer

February [  ], 2016

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are first being mailed on or about March [  ], 2016 to holders of record of the common stock, par value $0.0004 per share (“Common Stock”), of OxySure Therapeutics, Inc., a Delaware corporation (the “Company”), as of the close of business on February 19, 2016 (the “Record Date”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at a special meeting of the stockholders of the Company (the “Meeting”) to be held at the Company’s principal executive offices, located at 10880 John W. Elliott Drive, Suite 600, Frisco, TX 75033, on April [   ], 2016 at [   ] local time. You are invited to attend the Meeting and are requested to vote on the proposal described in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THIS

PROXY MATERIAL AND THE MEETING

These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Proxy Statement, as well as any documents incorporated by reference in this Proxy Statement.

What information is contained in these materials?

The information included in this Proxy Statement relates to the proposal to be voted on at the Meeting, the voting process, the security ownership of certain beneficial owners and management, and certain other required information.

On what matters am I voting?

Our Board seeks stockholder approval for the proposal to amend our Articles of Incorporation to effect one or more reverse stock splits of the Company's issued and outstanding Common Stock at specific ratios, the cumulative ratio to be within a range of 1-for-2 and 1-for-100 shares, to be determined by the Board in its sole discretion, and effected, if at all, no later than September 14, 2016 (the “Proposed Split” and each, a “Reverse Split”). The Proposed Split, if approved by stockholders, would occur, if at all, by incorporating the reverse stock split approved by stockholders at the special meeting held on September 15, 2015. See “Proposal ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― The Reverse Stock Split.”

The stockholders will also transact any other business that properly comes before the Meeting.

What is our Board’s voting recommendation?

Our Board recommends that you vote FOR the proposal to approve the amendment(s) to our Articles of Incorporation to effect the Proposed Split.

Who can vote at the Meeting?

You are entitled to vote at the Meeting if you owned shares of our Common Stock at the close of business on February 19, 2016, the record date for determining stockholders entitled to notice of and to vote at the Special Meeting. You will have one vote for each share of our Common Stock that you owned on the Record Date. As of the Record Date, there were 40,405,496 shares of our Common Stock outstanding and entitled to vote at the Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock as of the Record Date, or 20,202,749 shares, will constitute a quorum for purposes of conducting business at the Meeting. If you fail both to attend the Meeting in person and to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Meeting.

How do I vote?

You may vote your shares of Common Stock either by proxy or in person at the Meeting (please also see the detailed instructions on your proxy card). Each such share is entitled to one vote on each matter submitted to a vote at the Meeting. To vote by proxy, you may (1) use the Internet and the control number located on your proxy card to vote at https://www.iproxydirect.com/OXYS; (2) dial the toll-free telephone number found on your proxy card and follow the simple instructions; (3) complete the reverse portion of the proxy card and fax it to the number provided on the proxy card; or (4) complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States. Proxies in the form enclosed are being solicited by our Board for use at the Meeting.

If a proxy specifies how your shares are to be voted, it will be voted in the manner specified. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR approval of the proposal in accordance with the recommendation of our Board. In the absence of a Board recommendation with respect to any other matter that is properly brought before the Meeting for action by stockholders, your shares will be voted in accordance with the judgment of the proxy holder.

May I revoke my proxy?

As a holder of record of shares of our Common Stock, you may revoke your proxy and change your vote at any time prior to the Meeting by giving written notice of your revocation to our Secretary, by signing another proxy card with a later date and submitting the later dated proxy to our Secretary before or at the Meeting, or by voting in person at the Meeting. Please note that your attendance at the Meeting will not constitute a revocation of your proxy unless you actually vote at the Meeting. Giving a proxy will not affect your right to change your vote if you attend the Meeting and want to vote in person. We will distribute written ballots to any holder of record of our shares who wants to vote at the Meeting.

Any written notice of revocation or subsequent proxy should be sent to OxySure Therapeutics, Inc., Attention: Secretary, 10880 John W. Elliott Drive, Suite 600, Frisco, TX 75033, or hand delivered in person before the voting at the Meeting.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Meeting in person and vote your shares.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Meeting. The required quorum for the Meeting is the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of our Common Stock entitled to vote thereon at the close of business on the Record Date. Since there was an aggregate of 40,405,496 shares of Common Stock issued and outstanding and entitled to vote thereon as of the Record Date, a quorum will be present for the Meeting if an aggregate of at least 20,202,749 shares of Common Stock are present in person or by proxy at the Meeting.

Broker “non-votes” are included for the purposes of determining whether a quorum is present at the Meeting. A broker “non-vote” occurs when a nominee holder, such as a brokerage firm, bank or trust company, holding shares of record for a beneficial owner, does not vote on a particular proposal because the nominee holder does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

How many votes are required to approve each proposal?

The approval of each proposal set forth herein requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock, or in other words, each proposal must be approved by the affirmative vote of the holders of 20,202,749 shares of Common Stock. For purposes of each proposal, abstentions and broker “non-votes” will have the same effect as a vote "against" the Proposal.

Who is paying for this proxy solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the entire cost of the proxy solicitation process. Copies of the proxy material will be given to banks, brokerage houses and other institutions that hold shares that are beneficially owned by others. Upon request, we will reimburse these banks, brokerage houses and other institutions for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners. Original solicitation of proxies by mail will be made by Issuer Direct Corporation, who we have engaged to help us solicit proxies. We will pay the applicable fees to Issuer Direct Corporation, which we anticipate will be approximately $3,200 plus expenses. This solicitation may be supplemented by telephone, facsimile or personal solicitation by our directors, officers, or other employees.

How can I find out the results of the voting at the Meeting?

We will announce preliminary voting results at the Meeting and publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Meeting.

How can stockholders communicate with our Board?

Company stockholders who want to communicate with our Board may write to our Corporate Secretary at OxySure Therapeutics, Inc., Attention: Secretary, 10880 John W. Elliott Drive, Suite 600, Frisco, TX 75033.

Your letter should indicate that you are a Company stockholder. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the appropriate officer of the Company; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director to whom they were addressed, and shall make those communications available to our Board upon request.

PROPOSAL

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

TO EFFECTUATE THE REVERSE STOCK SPLIT

The Reverse Stock Split

At a special meeting of our stockholders on September 15, 2015, our stockholders approved a proposal authorizing an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of our Common Stock, at a specific ratio, within a range of 1-for-2 and 1-for-100 shares, to be determined by our Board of Directors in its sole discretion and effected, if at all, within one year from the date of such special meeting (the “Approved Split”). The Company has not yet implemented the Approved Split, and due in part to current market conditions, the Company believes that having the flexibility to execute the Approved Split in one or more steps will provide it with the best opportunity to accomplish the intended purpose of the Approved Split. Such flexibility would allow the Company to consider and react appropriately to market conditions and other factors and, if in the best interests of the Company and its stockholders, gradually implement the Approved Split. Accordingly, on February 25, 2016, the Board unanimously authorized and approved the implementation of the Approved Split in one or more steps. Specifically, the Board authorized and approved one or more amendments to our Articles of Incorporation to effect one or more reverse stock splits of our Common Stock at specific ratios, the cumulative ratio to be within a range of 1-for-2 and 1-for-100 shares (the “Proposed Split” and each, a “Reverse Split”), the actual ratio(s) to be determined by the Board in its sole discretion, and to be effected, if at all, no later than September 14, 2016. The Proposed Split would occur, if at all, in lieu of (rather than in addition to) the Approved Split. However, if the Proposed Split is not approved by stockholders, the Board may still determine, in its sole discretion, to effect the Approved Split as currently authorized. Further, the Board may determine, in its sole discretion, to effect the Approved Split prior to the Special Meeting contemplated in connection with the Proposed Split.

Because the cumulative ratio of the Proposed Split would fall within the same range applicable to the Approved Split, implementation of the Proposed Split would result in approximately the same number of shares outstanding as contemplated by the Approved Split, subject to the number of shares actually outstanding each time a Reverse Split is implemented, and further subject to adjustments for fractional shares, as described below under “Proposal ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.” For example, a 1-for-100 Reverse Split pursuant to the Approved Split would be equivalent to a 1-for-50 Reverse Split followed by a 1-for-2 Reverse Split pursuant to the Proposed Split, which would exhaust the maximum authorization of the Proposed Split.

The Proposed Split would be implemented, if at all, within the same timeframe as the Approved Split (i.e., within one year from the date of the September 15, 2015 special meeting, or no later than September 14, 2016).

A Reverse Split will reduce the number of outstanding shares of our Common Stock by reclassifying and converting all outstanding shares of our Common Stock into a proportionately fewer number of shares of Common Stock. A Reverse Split will also result in a relative increase in the available number of authorized but unissued shares of our Common Stock because the number of shares authorized for issuance is otherwise unchanged by a Reverse Split. Each stockholder’s proportionate ownership of the issued and outstanding shares of our Common Stock would remain the same, however, except for minor changes that may result from additional shares issued in connection with fractional shares. With the exception of adjustments for those stockholders with fractional shares, a Reverse Split will not affect any stockholder’s proportional equity interest in the Company in relation to other stockholders or rights, preferences, privileges or priorities. Outstanding shares of new Common Stock resulting from a Reverse Split will remain fully paid and non-assessable.

The text of the proposed amendment to our Articles of Incorporation to effect a Reverse Split is included as Appendix A to this Proxy Statement.

The Purpose and Reason for the Reverse Stock Split

The purpose of the Proposed Split remains the same as the purpose of the Approved Split. However, the ability to effect the Proposed Split in one or more steps will provide the Company with the flexibility to strategically implement the Approved Split gradually if the Board determines that such a gradual approach is desirable in light of current market conditions and other factors, as described below under “Proposal ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Board Discretion to Implement One or More Reverse Splits.”

The Company’s Common Stock is currently quoted on the OTCQB under the symbol “OXYS.” We believe that the Proposed Split will result in a higher market price per share of our Common Stock, which we believe will enable the Company to attract additional interest in our Common Stock from the investment community, including market makers. Numerous broker-dealers and investment bankers require that a company’s common stock have a minimum public trading price before they will agree to make a market in such common stock. We believe that the anticipated increase in market price per share of our Common Stock resulting from the Proposed Split will help the Company satisfy eligibility requirements to list its Common Stock on The Nasdaq Capital Market (“Nasdaq”). We further believe that by listing our Common Stock on Nasdaq, we will enhance our visibility and commercial credibility, making our Common Stock more attractive to a greater number of potential investors, which would help the Company raise capital and further its goal of growth through mergers and acquisitions and international expansion.

We cannot assure you that we will be successful in listing our Common Stock on Nasdaq or that, if listed, such listing would have the effects described in the immediately preceding paragraph. To obtain an initial listing of common stock on Nasdaq, Nasdaq requires that the bid price or closing price per share of common stock in the initial listing be at least $4.00 or $3.00, respectively, depending on and in addition to certain other initial listing requirements. The last reported sale price of our Common Stock on February 25, 2016 was $.12. While we anticipate that the Proposed Split will result in an increase in the market price per share of our Common Stock, which would help our Common Stock satisfy Nasdaq’s required market price per share rules, there is no guarantee that the resulting market price per share of our Common Stock will satisfy Nasdaq listing requirements, that it will rise in proportion to the reduction in the number of shares of our Common Stock outstanding, or that it will rise at all. It is possible that the Proposed Split will have no lasting impact on the market price per share of our Common Stock. Other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price per share of our Common Stock. In addition, we cannot guarantee that we will meet all of the additional Nasdaq listing requirements.

Board Discretion to Implement One or More Reverse Splits

If this proposal is approved by the Company’s stockholders, the Board will have the authority, in its sole determination without any further action necessary by the stockholders, to effect one or more Reverse Splits within the range set forth above, as determined by the Board. The Board may, in its sole determination, choose to not effect any Reverse Split, including the Approved Split. The Board believes that this discretionary authority provides the Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of our Common Stock and, therefore, better enables it to act in the best interests of the Company. In exercising its discretion, the Board may consider the following factors:

●	the ratio that would result in the greatest overall reduction in administrative costs;

●	the historical trading price and trading volume of the Company’s Common Stock;

●	the then prevailing trading price and trading volume of the Company’s Common Stock and the anticipated impact of a Reverse Split on the trading market for the Company’s Common Stock; and

●	the prevailing general market and economic conditions.

At the close of business on the February 19, 2016, the Company had approximately 40,405,496 shares of Common Stock issued and outstanding. For illustrative purposes only, assuming a 1-for-10 split ratio, the Company would have approximately 4,040,550 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares) following such Reverse Split. Assuming a second Reverse Split with a 1-for-2 split ratio, and assuming no additional shares of Common Stock were issued between the first Reverse Split and the second Reverse Split, the Company would have approximately 2,020,275 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares). The two Reverse Splits would have a cumulative ratio of 1-for-20 shares of Common Stock. The actual number of shares of Common Stock outstanding after giving effect to a Reverse Split will depend on the split ratio(s) ultimately selected by the Board and the number of shares of Common Stock outstanding at the time a Reverse Split is effected. The Company does not expect a Reverse Split to have any economic effect on stockholders, warrant holders, debt holders or holders of options, except to the extent a Reverse Split results in fractional shares as discussed below under “Proposal ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.”

Procedure for Effecting a Reverse Split

If the Board decides to implement a Reverse Split, the Board will choose the specific split ratio(s), within the cumulative range of 1-for-2 and 1-for-100, and file a Certificate of Amendment to our Articles of Incorporation, the form of which is attached hereto as Appendix A, with the Secretary of State of the State of Delaware to effect a Reverse Split. A Reverse Split will become effective at such time as the applicable Certificate of Amendment is filed with the Secretary of State of the State of Delaware or at such later time as is specified therein. All shares of our Common Stock that were issued and outstanding immediately prior thereto would automatically be converted into new shares of our Common Stock based on the Split Ratio.

As soon as practicable after the effective date of a Reverse Split, stockholders of record on the applicable record date would receive a letter from our transfer agent asking them to return the outstanding certificates representing pre-split shares of Common Stock, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of Common Stock would be sent to each of our stockholders. We will bear the costs of the issuance of the new stock certificates. Stockholders who hold uncertificated shares, either as direct or beneficial owners, will be required to request their holdings in certificate form from their brokers or banks and upon receipt, these certificates are to be sent to our transfer agent for replacement certificates representing the post-split shares of Common Stock.

Beginning after the effectiveness of a Reverse Split, each certificate representing shares of pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of post-split Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNLESS AND UNTIL THEY ARE REQUESTED TO DO SO.

Disadvantages of a Reverse Stock Split

Even though our Board believes that the potential advantages of the Proposed Split outweigh any disadvantages that might result, the following are the possible disadvantages of any Reverse Split:

(a)	A Reverse Split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our Common Stock. These odd lots may be more difficult to sell than shares of our Common Stock in even multiples of 100. In addition, brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

(b)	Because a Reverse Split would result in an increased number of authorized but unissued shares of Common Stock, it may be construed as having an anti-takeover effect. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing the additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in our best interests or the best interests of our stockholders. The increase in the number of authorized but unissued shares of Common Stock may therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of Common Stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal. The increase in the number of authorized but unissued shares of Common Stock may have the effect of permitting our current members of management, including our current Directors, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the Board is not aware of any attempt to take control of the Company, and the Board did not propose the Proposed Split with the intent that the increase in the number of authorized but unissued shares of Common Stock be utilized as a type of anti-takeover device.

(c)	The increased number of authorized but unissued shares of our Common Stock could be issued by the Board without further stockholder approval, which could result in dilution to the percentage of stock ownership or voting power of our current stockholders.

Effect of the Reverse Stock Split

As of February 19, 2016, there were 40,405,496 shares of Common Stock issued and outstanding. After the Proposed Split, there will be approximately 404,055 to 20,202,749 shares of Common Stock issued and outstanding, the exact number to be determined after effectiveness of the Proposed Split based on the actual ratios of all Reverse Splits, the number of shares of Common Stock outstanding each time a Reverse Split occurs, and the rounding up of fractional shares to the nearest whole share, as discussed below under “Proposal One ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.”

Following the effectiveness of a Reverse Split, all of your shares of Common Stock will be represented by a smaller amount of shares. If a Reverse Split is based on a 1-for-2 ratio, every 2 shares of Common Stock outstanding immediately prior to the effectiveness of such Reverse Split, without any action on the part of the stockholders, will represent one share of Common Stock. If a Reverse Split is based on a 1-for-100 ratio, every 100 shares of Common Stock outstanding immediately prior to the effectiveness of such Reverse Split, without any action on the part of the stockholders, will represent one share of Common Stock. These numbers could vary if the Board chooses ratios inside the 1-for-2 to 1-for-100 range.

Subject to the provisions for elimination of fractional shares, consummation of a Reverse Split will not result in a change in the relative equity position or voting power of the stockholders. In addition, there will be no change to the rights and preferences of the outstanding shares of Common Stock upon consummation of a Reverse Split.

Effect of the Reverse Stock Split on the Company’s Voting Stock Option Plan, Options, Restricted Stock Awards and Units, Warrants and Convertible or Exchangeable Securities

Based upon the split ratio(s) determined by the Board, proportionate adjustments are generally required to be made to the per share conversion price of convertible or exchangeable securities, such as preferred stock. In addition, based upon the split ratio(s) determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being paid under such options and warrants upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, immediately following a Reverse Split as was the case immediately preceding such Reverse Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the split ratio(s) determined by the Board, subject to our treatment of fractional shares.

Accounting Matters

A Reverse Split will not affect the par value of our Common Stock. As a result, on the effective date of a Reverse Split, the stated capital on the Company’s consolidated balance sheet attributable to the Common Stock will be reduced based on the split ratio(s) and the additional paid-in capital account will be increased by a corresponding amount. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Effective Date

A Reverse Split would become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Delaware or at such later date as is specified in such filing. On the effective date, shares of Common Stock issued and outstanding, in each case, immediately prior thereto, will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the applicable split ratio determined by the Board within the limits set forth in this Proxy Statement.

Treatment of Fractional Shares

No fractional shares will be issued if, as a result of a Reverse Split, a registered stockholder would otherwise become entitled to a fractional share because he or she holds a number of shares not evenly divisible by the applicable split ratio. Instead, such stockholder who otherwise would be entitled to receive a fractional share will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes material U.S. federal income tax consequences relating to the participation in a Reverse Split by a U.S. stockholder that holds his, her or its shares of Common Stock as a capital asset. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) a partnership (or entity treated as a partnership for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (v) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of Common Stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of Common Stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their Common Stock in an entity that is treated as a partnership for U.S. federal income tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of a Reverse Split, including state, local and non-U.S. tax consequences.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Split. This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of a Reverse Split.

Based on the assumption that a Reverse Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences should result from a Reverse Split:

●	a stockholder should not recognize gain or loss in a Reverse Split;

●	the aggregate tax basis of the post-split shares of Common Stock should be equal to the aggregate tax basis of the pre-split shares of Common Stock; and

●	the holding period of the post-split shares of Common Stock should include the holding period of the pre-split shares of Common Stock.

As discussed above, fractional shares will not be issued in connection with any Reverse Split. Rather, stockholders entitled to receive fractional shares because they hold a number of shares not evenly divisible by the applicable split ratio will be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. The U.S. federal income tax consequences of the receipt of such an additional fraction of a share of Common Stock is unclear. If the receipt of such an additional fraction of a share of Common Stock is taxable, however, any related tax liability should be small.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF A REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to rights of appraisal with respect to the proposed amendment to our Articles of Incorporation to effect a Reverse Split, and we will not independently provide our stockholders with any such right.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon as of the Record Date is required to approve this proposal. Abstentions and broker non-votes will have the same effect as shares voted against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

EFFECTIVENESS OF AMENDMENTS

An amendment to our Articles of Incorporation to effect a Reverse Split will become effective at such time as the Company files the applicable Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Delaware or at such later time as specified therein. The Company reserves the right, upon notice to its stockholders, to abandon or modify an amendment at any time prior to the effectiveness of such amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of February 19, 2016, certain information concerning the beneficial ownership of the Common Stock held by our executive officers and directors and each person known to us to own more than 5% of our outstanding Common Stock:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Common Stock Owned/Voting Power

Executive Officers
Julian T. Ross, Chairman, CEO, President, CFO(3)	17,530,573	40.94%
Clark Hood, VP Resuscitation Sales	62,500	*

Directors
Jeremy M. Jones	364,292	*
Thomas Cox	67,555	*

All Officers and Directors as a Group (4 People)	18,024,920	42.16%

5% Stockholders
JTR Investments, Limited(4)	14,040,761	34.75%

*	The amount of beneficial ownership represents less than 1% of the outstanding Common Stock.

(1)	Unless otherwise noted, the address for each beneficial owner is c/o OxySure Therapeutics, Inc., 10880 John W. Elliott Drive, Suite 600, Frisco, Texas 75033.

(2)	Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the SEC rules and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such options or warrants, but they are not deemed outstanding for purposes of computing the beneficial ownership percentage of any other person.

(3)	Includes 400,000 shares of Common Stock held by The Ross Family Trust u/t/a dated December 1999; 14,040,761 shares of common stock held by JTR Investments, Limited; 172,324 shares of common stock; 500,000 restricted stock units; and 2,417,488 shares of Common Stock issuable upon exercise of stock options expiring on dates ranging from 5/15/2016 through 12/15/2022.

(4)	Our Chairman, President, CEO and CFO, Julian T. Ross, has sole voting and dispositive power over the shares held by JTR Investments, Limited.

STOCKHOLDER PROPOSALS

No stockholder entitled to vote has transmitted any proposal to be acted upon by the Company.

The Board has not determined the date on which an annual meeting of stockholders will be held. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the SEC. Any proposal that an eligible stockholder desires to have included in our proxy statement and presented at an annual meeting of stockholders held by us will be included in our proxy statement and related proxy card if it is received by us a reasonable time before we begin to print and send our proxy materials and if it complies with SEC rules regarding inclusion of proposals in proxy statements. In order to avoid controversy as to the date on which we receive a proposal, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

Other deadlines apply to the submission of stockholder proposals for an annual meeting of stockholders that are not required to be included in our proxy statement under SEC rules. With respect to these stockholder proposals, a stockholder’s notice must be received by us a reasonable time before we begin to print and send our proxy materials. The form of proxy distributed by the Board of Directors for such meeting will confer discretionary authority to vote on any such proposal not received by such date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how we intend to exercise our discretion to vote on each such matter if it is presented at that meeting.

OTHER INFORMATION

Interest of Certain Persons in Matters to be Acted Upon

No director, officer, nominee for election as a director, associate of any director, officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters described herein, other than the interests held by such persons through their respective beneficial ownership of shares of our Common Stock set forth above under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Other Matters

We do not know of any matters to be presented at the Meeting other than that set forth in this Proxy Statement. However, if any other matters come before the Meeting, the proxy holders will vote the shares represented by any proxy granted in their favor in such manner as the Board may recommend or, in the absence of such a recommendation, the proxy holders’ discretion.

Delivery of Documents to Stockholders Sharing an Address

Only one copy of this Proxy Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the Proxy Statement was delivered. If you would like to request additional copies of the Proxy Statement, if in the future you would like to receive multiple copies of proxy statements, information statements or annual reports, or if you are currently receiving multiple copies of these documents and would like to receive only a single copy, please so instruct us by calling or writing to our corporate Secretary at the Company’s executive offices at the telephone number or address specified above.

Additional Information

The Company’s principal executive offices are located at 10880 John W. Elliott Drive, Suite 600, Frisco, Texas 75033. The Company’s telephone number is 972-294-6450.

We are subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, we file reports and other information, including annual and quarterly reports on Form 10-K and Form 10-Q, respectively, with the SEC. Reports and other information we file with the SEC can be inspected and copied at the SEC’s Public Reference Room, located at the SEC’s headquarters at 100 F Street NE, Washington, DC 20549. You may obtain information on the operations of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of reports and other information we file with the SEC on the SEC’s website at www.sec.gov.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

OXYSURE THERAPEUTICS, INC.

OxySure Therapeutics, Inc. (the “Company”), organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

FIRST: That the Board of Directors (the “Board”) of the Company adopted a proposed amendment to the Company’s Articles of Incorporation to effect a reverse stock split, declaring said amendment to be advisable.

The proposed amendment reads as follows:

Article IV is hereby amended by adding the following paragraph to the end of Section 4.01:

Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment to the Articles of Incorporation of the Corporation, every ___ shares of Common Stock issued and outstanding immediately prior to the Effective Time will be automatically combined and converted into one share of Common Stock of the Corporation as has been determined by the board of directors in its sole discretion and publicly announced by the board of directors at least ten days prior to effectiveness of this Certificate of Amendment (“Reverse Split No. __”). Notwithstanding the foregoing, no fractional shares shall be issued in connection with Reverse Split No. __. Shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter and without the necessity for presenting the same represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the rounding up of any fractional share interests as described above.

SECOND: That, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of OxySure Therapeutics, Inc. was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of granting the Board of Directors the authority to amend the Articles of Incorporation to provide for one or more reverse stock splits and the Board of Directors subsequently approved a reverse stock split with a ratio of 1-for-___.

THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this __ day of _______________, 2016.

By:
Name:
Title:

OXYSURE THERAPEUTICS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL meeting OF STOCKHOLDERS – March [ ], 2016 at [ ] cst
CONTROL ID:
REQUEST ID:

The undersigned, a stockholder of OxySure Therapeutics, Inc. (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Julian T. Ross, and each of them, with power to act without the other and with power of substitution, as proxies for and in the name of the undersigned to attend the 2016 special meeting of stockholders of the Company (the “Meeting”) to be held at the Company’s principal executive offices, located at 10880 John W. Elliott Drive, Suite 600, Frisco, TX 75033, on April [ ], 2016 at [ ] local time, or at any adjournment or postponement thereof, and there to vote, as designated below.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/OXYS
PHONE:	1-866-752-VOTE(8683)

SPECIAL MEETING OF THE STOCKHOLDERS OF OXYSURE THERAPEUTICS, INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR	AGAINST	ABSTAIN
			☐	☐	☐
To authorize one or more amendments to the Company’s Articles of Incorporation to effect one or more reverse stock splits of the Company’s common stock, par value $0.0004, at specific ratios, the cumulative ratio to be within a range of 1-for-2 and 1-for-100 shares, to be determined by the Company’s Board of Directors in its sole discretion and effected, if at all, no later than September 14, 2016.
CONTROl ID:
REQUEST ID:

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

__________________________

__________________________

__________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________, 2016

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)